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Exhibit 99.1

Contact:

David Banks (303) 967-8057 david.banks@firstdatacorp.com	Matt Hurwitz Wells Fargo & Company (415) 222-1679

FIRST DATA AND WELLS FARGO EXPAND MERCHANT ALLIANCE

        Denver, Colo. and Walnut Creek, Calif.—Sept. 16, 2002—First Data Corp. (NYSE: FDC) and Wells Fargo & Company today announced that they have expanded their Wells Fargo Merchant Services alliance, jointly owned by First Data Merchant Services Corporation, a subsidiary of First Data, and Wells Fargo Bank, N.A.

        Under the new arrangement, First Data will contribute additional merchants from the Unified Merchant Services portfolio into the Wells Fargo alliance, strategically aligned in Wells' geographic market area. This will effectively expand the size of the alliance.

        "We continue to explore ways to strengthen our commitment to and participation with our merchant alliance partners," said Scott Betts, president of First Data Merchant Services. "By contributing additional merchants to this alliance, we re-affirm our long-term commitment to the Wells Merchant Services business and its clients. We anticipate continued growth of this successful partnership and business."

        Pioneered in 1993, Wells Fargo Merchant Services was the first merchant alliance of its kind in the industry. According to the Nilson Report, Wells Fargo Merchant Services is now the nation's tenth largest merchant acquirer.

        "We will continue to offer a full range of merchant services to our customers so we can help satisfy all their financial needs and help them succeed financially, and this transaction will provide these new merchants access to the full suite of Wells Fargo banking products and services," said Don Weber, president of Wells Fargo Merchant Services. "The brand and customer service expertise of Wells Fargo, combined with First Data's processing capabilities and innovative approach to all market segments will keep Wells Fargo Merchant Services a market leader."

        First Data will now account for the alliance on a consolidated basis retroactively to January 1, 2002.

About Wells Fargo Merchant Services

        Wells Fargo Merchant Services, L.L.C. is an alliance between Wells Fargo Bank, N.A. and First Data Merchant Services Corporation. Wells Fargo Bank is a subsidiary of Wells Fargo & Company, a diversified financial services company with $315 billion in assets, providing banking, insurance, investments, mortgage and consumer finance from over 5,400 stores, the Internet and other distribution channels across North America and elsewhere internationally. A subsidiary of First Data Corp., First Data Merchant Services annually processes and settles almost nine billion transactions for more than $490 billion in sales volume from 2.8 million merchant locations.

About First Data

        First Data Corp. (NYSE: FDC), with global headquarters in Denver, helps power the global economy. As a leader in electronic commerce and payment services, First Data serves approximately 2.8 million merchant locations, 1,400 card issuers and millions of consumers, making it easy, fast and secure for people and businesses to buy goods and services using virtually any form of payment. With

29,000 employees worldwide, the company provides credit, debit, smart card and stored-value card issuing and merchant transaction processing services; Internet commerce solutions; money transfer services; money orders; and check processing and verification services throughout the United States. First Data also offers a variety of payment services in the United Kingdom, Australia, Canada, Japan, Mexico, Spain, the Netherlands, the Middle East and Germany. Its Western Union and Orlandi Valuta money transfer networks include a total of approximately 130,000 Agent locations in more than 190 countries and territories. For more information, please visit the company's Web site at www.firstdata.com.

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  Exhibit 99.1